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                                                                   Exhibit 10.11

                    AMERICAN EXPRESS(R) CARD SERVICE AGREEMENT
                            FOR RETAIL ESTABLISHMENTS


      This Agreement effective as of                              , 1989
("Effective Date"), covers your participation in the American Express(R) Card Service ("Card Service"). This Agreement supersedes all previous agreements covering your participation in the American Express Card Service. As you read this Agreement, please note the words "you" and "your" mean Filene's Basement, Inc., a Massachusetts corporation. The words "we", "our" and "us" refer to American Express Travel Related Services Company, Inc. and its subsidiaries, affiliates and licensees that issue Cards or participate in the Card Service. For the purposes of this Agreement, a credit or charge card issued by us bearing an American Express name, logo, trademark, service mark or copyright is called the "Card" or "American Express Card", the person whose name is embossed on the face of the Card is the "Cardmember", and all amounts payable by Cardmembers for purchases made with the Card are called "Charges".

      If all the provisions of this Agreement and all of our procedures and rules are satisfied each time a Cardmember makes a purchase with the Card at any of your establishments, we will accept Charges made at your establishment(s) without Full Recourse.

      "Full Recourse" shall mean that we are entitled to reimbursement from you of the amount of any Charges in question to the extent of any payment made by us to you, and that we can offset such amount by deducting the amounts of all such Charges (less the discount you have previously paid us for such Charges) from amounts due to you for Charges or, if such deduction is not possible, we can bill you for it. We will have Full Recourse for any Charges as to which you have not complied with all the rules, procedures or conditions stated in this Agreement, even if we had notice when we paid you that you did not follow them. We also will have other rights to Full Recourse as specified in this Agreement. Where we have the right to Full Recourse, we may delay asserting this right during any period in which we or you are attempting to resolve a dispute. Our rights to Full Recourse shall survive termination of this Agreement.

         1.    PARTICIPATING ESTABLISHMENT

               You agree that all retail establishments operated by you in the United States (the fifty United States and Washington, D.C.), U.S. Virgin Islands, Puerto Rico and Canada shall participate in the Card Service under the terms of this Agreement.

         2.    ACCEPTING CARDS

               You agree to permit Cardmembers to purchase goods and services with the Card at your establishment(s) in accordance with the following terms and conditions, except as otherwise provided in Section 14 hereof regarding Charges made by mail or telephone:

               a) the Card is presented on or subsequent to the beginning date and on or prior to the expiration date shown on the face of the Card;

               b) you have obtained "Authorization" in the manner set forth in Section 3 of this Agreement;

               c) the Card is signed in the same name as that which is embossed on its face;


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               d)    You have not been notified by us of the Cancellation of the
                     Card;

               e) the Charge form is signed by the Cardmember in the presence of your employee with what reasonably appears to be the same signature as that written on the signature panel of the Card (if there is a question about the validity of a signature, a signed statement by the Cardmember stating whether the signature is his/hers shall conclusively determine whether this condition has been met);

               f)    the Card is not visibly altered or mutilated; and

               g) all other relevant provisions of this Agreement are complied with.

         3.    AUTHORIZATION

               a) "Authorization" of a Charge means only that we have approved the amount of the Charge to a Cardmember's Card account. You must still comply with all provisions of this Agreement, particularly all those requirements in the preceding Section entitled "Accepting Cards." If you do not fully comply, we have the right of Full Recourse for the Charge(s) involved, even if you obtained Authorization from us.

               b) For the purposes of obtaining Authorizations from us, an electronic communications interface ("CAS Link") shall be in place between (i) the point of sale terminals or electronic cash registers (hereinafter referred to collectively as "POS terminals") at your establishments; and (ii) our credit


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authorization system (CAS). You agree to execute our Supplemental Agreement for access to American Express Charge Authorization System attached hereto as Exhibit A in order to implement the CAS Link at your establishments. The parties agree to use their best efforts to maintain the CAS Link in good working condition. At all times when the CAS link is operable, you agree to obtain an Authorization approval code from us electronically through your POS terminals before you allow a Cardmember to make any Charge regardless of amount. You represent that Authorizations will be obtained solely in conjunction with bona fide sales transaction at your establishments, and will not be transferred, sold, or used for the benefit of any other party.

               c) However, if you are unable due to malfunctions or other similar problems, to obtain Authorization through your POS terminals, or if no such POS terminals have been installed at any particular establishment, you will telephone us for an Authorization approval code number for any Charge of more than one hundred dollars ($100.00) ("Downtime Floor Limit") or for any series of Charges of more than one hundred dollars ($100.00) made at approximately the same time in one day by a Cardmember at one point-of-sale position. You can call us for Authorization at a toll free telephone authorization number. We will make sure that at least one authorization center in Continental North America is open to receive your calls twenty-four (24) hours a day, seven (7) days a week.

               d) We have the right to change your Downtime Floor Limit. If we do, we will notify you in writing of your new


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Downtime Floor Limit at least thirty (30) days in advance of the date it takes effect.

               e) We will have Full Recourse for any Charge or series of Charges for which Authorization is not properly requested or obtained, or for which Authorization is requested and refused or for which no Authorization approval code number is shown, in accordance with the procedures and requirements enumerated above.

         4.    CHARGE FORMS

               You agree to follow our standard operating procedures for completing American Express Charge forms for each Cardmember purchase. Except as otherwise set forth herein, our Charge form or a Charge form approved by us ("Charge Form") shall be completed at the time of each sale and shall bear:

               a) the imprint of the Card presented by the Cardmember or a registration of the Cardmembers' Card account number made from your point of sale terminal;

               b)    the date the Charge was incurred;

               c)    the amount of the Charge, including applicable taxes;

               d)    an Authorization approval code number, if necessary;

               e)    the Cardmember's signature as provided above;

               f)    your establishment's name, address and store number;


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               g)    a description of the goods or services purchased; and

               h) all other relevant information reasonably required by us from time to time to be included on the Charge form. Unless otherwise required by applicable law, we will give you at least thirty (30) days advance notice of the date on which such other relevant information is required by us.

All information required by this Agreement shall be filled in legibly. We shall assign to each of your establishments a unique service establishment number. All Charges from each establishment shall be submitted according to its establishment number.

         5.    ELECTRONIC TRANSMISSION OF CHARGE DATA

               a) Until you establish a mutually agreeable procedure of electronically transmitting Charges and Credits ("Charge Data") to us, you shall use our paper Charge and Credit forms when submitting Charge Data to us.

               b) As soon as a mutually agreeable telecommunications interconnect has been satisfactorily established between you and us, you agree to transmit electronically to us the Charge Data. For this purpose, you shall execute the Electronic Submission and Transmission Addendum attached hereto as Exhibit B. We shall not be obligated to accept any transmission of Charge Data which does not conform with the Format or with the terms of Exhibit B, and shall have Full Recourse with respect to any Charge for which the required information is not given.


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               c)    Charges incurred in Canada, if applicable, must be batched and submitted to us separately.

               d) For all Charge Data electronically transmitted to us, you agree to retain the original Charge or Credit forms or sales slips, or microfilm copies thereof, for a period of time equal to the time you ordinarily retain your own charge slips, or for twenty-five (25) months from the date the Charge was incurred, whichever period is greater.

               e) With respect to any such Charge Data which was electronically transmitted to us, you agree that upon request from us for any reason, you will provide a copy of the originally executed Charge form, sales slip, or microfilm copy thereof, to us within seven (7) business days of your receipt of our request therefor. In the event you fail to provide the Charge or Credit form, sales slip or microfilm copy thereof within said seven (7) business days, we shall have Full Recourse with respect to the entire amount of said Charge.

         6.    OUR PAYMENT TO YOU

               a) You agree to submit paper Charge and Credit forms or to transmit electronically Charge Data to us at least once each week. You agree to send us Charge Data to the office we designate. You agree to use your best efforts to transmit Charge Data within ten (10) days of the date each Charge is made. For those establishments where electronic transmission of Charge Data is not feasible, you agree to use your best efforts


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to submit Charges on paper Charge Forms no later than thirty (30) days from the date the Charge is made. In any case, if you do not send Charges or Charge Data to us within said thirty (30) days, we will not be obligated to accept those Charges and we will have Full Recourse if we do accept such Charges.

               b) For the purpose of determining when Charges are required to be submitted to us hereunder, Charges for goods which are not to be delivered or shipped immediately ("Delayed Charges") shall be deemed to be incurred on the date the Cardmember picks up said goods or on the date of shipment to the address specified by the Cardmember. In the event the goods are picked up or shipped more than sixty (60) days from the date the Charge was originally made, you agree to obtain Authorization again prior to delivering or shipping the goods or so purchased. You shall not submit Charges to us until the date the goods are picked up or shipped to the address specified by the Cardmember.

               c) We will accept Cardmembers' Charges from you at a price equal to the total face amount, less our discount as explained below. You agree to transfer all these Charges directly to us, and not to bill any Cardmember directly. If you do receive such payment you agree to endorse it over to us and mail it to us immediately. However, if a Charge (other than a fraudulent Charge) is charged back to you pursuant to our rights of Full Recourse, you may seek reimbursement directly from the Cardmember.


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         7.    PAYMENT PLANS

               You may choose the payment plan that suits your needs best--a Basic Payment Plan, an Economy Payment Plan, or an Extended Payment Plan. Your discount rate depends in part on the payment plan you choose, so be sure to read these options carefully. Indicate your choice by checking and initialing the box on the signature page next to the plan you want before signing this Agreement.

               Here is how these plans work:

               - BASIC PAYMENT PLAN: If we receive your Charges submitted or transmitted in accordance with the requirements of this Agreement before the close of any business day, our payment to you for all Charge transactions received by us will be transmitted via the Automated Clearing House system ("ACH") within three (3) business days after we receive said Charges. For example, payment for Charges we receive before the close of business on Monday will be transmitted via ACH on Thursday. Payment for Charges we receive before the close of business on Thursday will be transmitted via ACH on Tuesday.

               - ECONOMY PAYMENT PLAN: We will transmit payment via ACH for all Charges submitted or transmitted in accordance with the requirements of this Agreement on the first business day fifteen (15) calendar days after we receive said Charges.


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               -  EXTENDED PAYMENT PLAN: We will transmit payment via ACH for all Charges submitted or transmitted in accordance with the requirements of this Agreement on the first business day thirty (30) calendar days after we receive said Charges.

Payment for Charges will be transmitted to the bank(s) located in the United States which you have designated in the Electronic Pay Addendum attached hereto on Exhibit C hereto.

         8.    DISCOUNT RATE

               Your discount rate depends on the Payment Plan you choose, and the Net Annual Volume of Charges you had during the previous calendar year. This "Net Annual Volume of Charges" means the total of all Cardmember Charges we accepted from you during the previous calendar year, less any adjustments or credits you issued or amounts for which we turned to you for payment. For the purposes of this Agreement, the date we accept a Charge is the business day we receive it at the office we have designated for the receipt of Charges from you.

               You may qualify for a new discount rate based on the Net Annual Volume of Charges we have received from all your establishments combined during the previous calendar year. If you qualify for a new discount rate, we will adjust your discount rate on April 1st following that calendar year, and the new discount rate will be as indicated in the discount rate schedule below. The calendar year runs from January through December, and you must be a participant for a full calendar year before we make any adjustment. To illustrate, if you start participating in the Card


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Service program in July, it will be twenty-one (21) months before your discount rate could be adjusted.

               Your initial discount rate will be:

                     3.00% under the Basic Payment Plan

                     2.75% under the Economy Payment Plan, or

                     2.50% under the Extended Payment Plan.

               Here is the discount rate schedule showing how we compute your discount rate after the first full calendar year:

                                           *
                                         Basic        Economy      Extended
Net Annual                               Payment      Payment      Payment
Volume of Charges                        Plan         Plan         Plan

$6,000,000-$10,000,000                   3.40%         3.15%       2.90%
over $10,000,000-$20,000,000             3.25%         3.00%       2.75%
over $20,000,000                         3.00%         2.75%       2.50%

         9.    PAYMENT CURRENCY

               We will make all payments to you in U.S. Dollars, except that payment for charges incurred in Canada will be submitted and paid in Canadian Dollars.

         10.   APPLYING CARDMEMBER PAYMENTS

               All payments we receive from a Cardmember for Charges made at your establishments(s) will first be used to satisfy any Charges for which we do not have Full Recourse. Payments will then be applied to any Charges for which we have Full Recourse. If the Cardmember pays us for Charges for which we have already turned to you for payment, we will credit your account for this amount.


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         11.   PROCESSING CREDITS

               You agree to issue credits to Cardmembers for returned goods or services originally purchased with the Card in accordance with your ordinary policy which shall be clearly disclosed to the Cardmember at the time of the purchase. If you issue any credits to Cardmembers for services or returned merchandise which they purchased with the Card, you shall process these credits as a credit to the Cardmember's Card account ("Credit") and shall record these Credits on our Credit Record forms. If you electronically transmit Credits, you shall also electronically transmit such Credits to us, or, if such is not possible, you shall submit such Credits to us on "hard copy" Credit Record forms, in accordance with our instructions set forth in Section 5 hereof within seven (7) days after you issue each Credit. We will deduct the full amount of the Credit, minus the discount you paid us for the Charge being credited, from subsequent payments to you or bill you for it.

               You agree not to give cash refunds on Card Charges.

               You agree to process credits to a Cardmember's Card account only for goods and services the Cardmember purchased with the Card.

         12.   CHECK CASHING

               We will not be responsible for checks you cash for Cardmembers.


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         13.   CARDMEMBER COMPLAINTS AND INQUIRIES

               a)    For purposes of this agreement a claim or complaint means:

                     (i) The Cardmember has made an inquiry or complaint to you about a Charge and has made a good faith attempt to receive reasonable satisfaction from you; or

                     (ii) The Cardmember has made an inquiry or complaint to us concerning a Charge made at your establishment, stating the approximate date and amount of the Charge, identifying the merchandise or service purchased, and explaining the nature of the dispute.

               b) You agree to deal directly with the Cardmember to resolve any claims or complaints about the nature, quality or quantity of merchandise or services purchased with the Card at your establishment(s). If any Cardmember refuses to make payment in full to us because of a claim or complaint, you shall make a good faith effort to resolve the complaint within twenty-five (25) days from the time you are notified of such refusal. If you and the Cardmember agree to settle for less than the full amount of the original Charge, you shall submit a Credit to us for the difference within seven (7) days of determining such adjustment is due.

               c) You also agree that you shall reply to all inquiries from us about claims or complaints made to us by Cardmembers within twenty-five (25) days after you receive our


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inquiry. Such a reply shall be a substantive reply containing a resolution of the inquiry. If we do not receive said reply within said twenty-five (25) days, we will have Full Recourse for the amount of the Charge involved. However, if the Cardmember, despite your reply, continues to withhold payment from us for the Charge involved in the inquiry, and the Cardmember has the right under applicable law to withhold such payment, we shall have Full Recourse for the amount of the Charge.

         14.   TELEPHONE AND MAIL ORDERS

               a) If a Cardmember makes a purchase with the Card by mail or phone, you must indicate this on the Charge Record form by writing the words "Mail Order" or "Telephone Order" in the space provided for the customer's signature. You agree not to submit or transmit Telephone or Mail Order Charges to us until the goods or services so purchased are sent to the Cardmember. You will then transmit or submit such Charge to us and we will process said Charge in the usual manner. If the goods or services are not sent to the Cardmember until sixty (60) days or more after the Charge was made by the Cardmember, you agree to obtain a second Authorization for the amount of the Charge prior to sending the goods or services to the Cardmember, and prior to submitting or transmitting the Charge to us.

               b) However, if a Cardmember makes an inquiry or complaint concerning a Telephone or Mail Order Charge and the Cardmember has not signed for such Charge or such Charge was made with a cancelled or otherwise invalid Card, we will have Full Recourse for the Charge, even if you have received


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Authorization(s) from us. You agree to reimburse us for the full amount of the
Charge or we may deduct this amount from any future payments we make to you under this Agreement.

               c) We will accept Telephone or Mail Order Charges from you without the right of Full Recourse (except as provided in Section 13 hereof entitled "Cardmember Complaints and Inquiries") if you have followed all the procedures and rules in this Agreement and, in addition:

               (i) You have received an Authorization approval code number in accordance with this Agreement for each Charge, regardless of its amount; and

               (ii) You have provided us with signed proof of delivery indicating that you have delivered the goods or services purchased by the Cardmember to the street address that we have verified as that Cardmember's billing address.

         15.   DISPLAYING PROMOTIONAL MATERIAL/OPTIMA(SM) DIVIDEND

               a) In each establishment, you agree to display prominently American Express "Take-One" containers filled with our advertising material and application forms within easy reach of your patrons. We will supply each establishment with application forms coded with its respective establishment number. You will receive a $7.00 commission when we issue a new Basic Card (other than an Additional Card) based on an application coded with your establishment number. You agree to provide us with a letter confirming your approval of all your establishments' participation in this "Take One" program. Such letter will be used by our


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independent contractors solely to facilitate their performance of the supply and re-supply functions at your establishments.

               b) You agree to display prominently American Express identification such as signs, decals or other identification at each establishment. Further, you agree to mention acceptance of Cards in your print advertisements, catalogues and other forms whenever any other payment method, other than Filene's Basement's card program is mentioned. Whenever you mention the Card in your advertising, catalogues and/or order forms, you agree to use the American Express name and logo only as set forth in our pre-approved logo sheets which we will provide to your. You agree not to use any mail order forms or cards which would reveal a Cardmember's Card account number while in transit or in the mail.

               c) The promotional activities set forth in subsections 15(a) and (b) above are explained in more detail in the Retail Advertising and Promotional Addendum annexed hereto as Exhibit D and made a part hereof.

               d) In addition, you agree to let us list the name and address of your establishment(s) in our Card Directory, our Guides and other materials related to the Card Service.

               e) You agree not to promote the use of other charge, credit or debit cards, except for your own card which is used only in your establishment(s), to your customers more actively than you promote the use of the Card. If you do a special promotion in cooperation with any other charge, credit or debit card, you agree that you will tell us after such special promotion becomes public. You agree that we shall have the opportunity to


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offer a mutually acceptable similar promotion for the Card on no less favorable terms and you will not unreasonably refuse to do such a promotion. When a Cardmember presents the Card at the point of sale, you agree you will not discourage the use of the Card or solicit Cardmembers for your own credit card or charge program. You agree not to state or publish a preference for any other charge, credit or debit cards or services except the Filene's Basement card over the Card.

               f) When Cardmembers choose to use the Optima Card in your establishment(s) you will be paid an Optima Dividend. Provided you display decals or logos and Take-One containers as required in this Agreement, you will be paid an Optima Dividend calculated as a percentage of the Net U.S. Optima Card Charge Volume that we received from your establishment(s). "Net U.S. Optima Card Charge Volume" shall mean the aggregate of all Charges made by Cardmembers with the Optima Card at your establishment(s) in the United States (the fifty
(50) states and the District of Columbia) and received by us less any credits you issued, adjustments, and amounts for which we turned to you for payment. For the purpose of this section, the amount of our Optima Dividend rate will be based on your previous yearly Net Annual Volume of Charges, as defined in
Section 8 hereof. Your initial Optima Dividend rate shall be 1.25%. If you qualify for a new Optima Dividend rate, based on your Net Annual Volume of Charges for the previous calendar year such new rate will be effective on April 1st following that previous calendar year.


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                 Here is a schedule showing how we compute your Optima
Dividend rate:


         Net Annual Volume of Charges for                       Optima
         All American Express Charges                          Dividend
         Received from you                                       Rate
         --------------------------------                      ---------
         $0      -    999,999                                    1.00%
         $1,000,000 - $19,999,999                                1.15%
         $20,000,000   and over                                  1.25%

         16.   ASSIGNMENT

               You may not assign (transfer) this Agreement to anyone else without written permission from us. We may assign this Agreement to our parent or one of our subsidiaries or affiliates without your permission. But we cannot assign it to anyone else without your written permission.

         17.   CHANGING THIS AGREEMENT

               We and you have the right to amend this Agreement at any time. We will notify each other in writing at least thirty (30) days in advance. If the changes are materially unacceptable to the other, he may terminate this Agreement by notifying the other in writing within thirty (30) days of receipt of notice concerning such changes. Termination pursuant to this Section 17 shall be effective sixty (60) days after notified of the termination. Pending termination pursuant to this Section, your compliance with the change or changes at issue will be waived by us, or else an earlier termination date will be agreed upon.


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         18.   TERM AND TERMINATION OF THIS AGREEMENT

               a) This Agreement shall commence and be effective upon the date indicated on the first page hereof ("Effective Date"). This Agreement shall thereafter remain in effect for an initial term of three (3) years from the Effective Date. After the initial three (3) year term, this Agreement shall continue unless and until terminated by either party in writing upon thirty (30) days prior written notice, or unless terminated as set forth in Section 17 hereof.

               b) You agree to honor our Cards and to follow all the terms of this Agreement until the termination takes effect. The provisions governing the processing of Charges will continue to apply if processing of Charges made prior to the effective termination date takes place after the termination becomes effective. Our rights to Full Recourse shall survive termination of this Agreement.

               c) If either party materially breaches its obligations hereunder, and fails to cure such material breach within thirty (30) days after written notice from the other party specifying such breach, then such other party may, upon written notice, in addition to any other rights and remedies such party has hereunder or in law or equity, immediately terminate this Agreement.

               d) Anything to the contrary contained in this Agreement notwithstanding, if: (i) either party becomes insolvent or enters bankruptcy or receivership proceedings voluntarily or involuntarily, or makes an assignment for the benefit of its


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

creditors; or (ii) there is an execution, attachment, repossession or foreclosure on or of all or substantially all of such party's assets; or (iii) such party ceases all or a substantial portion of its operations; then in any such event, all debts and obligations owed to the other party hereunder shall be deemed immediately due and payable and such other party shall have the right to immediately terminate this Agreement on written notice and/or to take any other action to which such other party believes it is entitled under this Agreement or under applicable law or in equity including, but not limited to withholding payments to such party. (iv) In addition, if a party in the good faith exercise of its business judgment deems the other party to be incapable of performing its obligations hereunder, then such party may withhold payments to the other party, in addition to the other rights and remedies which such party has under this Agreement or applicable law or equity. Each party's rights and obligations hereunder shall survive termination of this Agreement.

         19.   NOTICES

               All notices hereunder shall be in writing and shall be sent by certified mail, return receipt requested, or overnight courier service, to the addresses specified below, unless changed by written notice. Notice shall be deemed given on the date such notice is delivered to such recipient.

               If notice is sent by you to us, it is to be addressed to:


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

             American Express Travel Related Services Company, Inc.
                           Consumer Card Group -- USA
                             American Express Tower
                             World Financial Center
                            New York, NY 10285-3500
                     Attn: Vice President, Retail Marketing

                                 with a copy to:

                            General Counsel's Office
                             American Express Tower
                             World Financial Center
                            New York, NY 10285-4900

               If notice is sent by us to you, it is to be addressed to:

                               Filene's Basement, Inc.
                               40 Walnut Street
                               Wellesley, MA 02181
                               Attn:   Peter D. Hughes
                                       Chief Financial Officer

         20.   GOVERNING LAW

               This Agreement shall be governed by and construed in accordance with laws of the State of New York.

         21.   AUTHORITY TO SIGN

               You represent that the individual who signs this Agreement has authority to sign. We represent that the individual who signs this Agreement is authorized to sign on behalf of American Express Travel Related Services Company, Inc. and on behalf of its subsidiaries, affiliates and licensees that issue Cards or participate in the Card Service.

--------------------------------------------------------------------------------

               PAYMENT PLAN ELECTED

               Please check and initial the Payment Plan you have elected.


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

                       (X)    Basic Payment Plan
                       ( )    Economy Payment Plan
                       ( )    Extended Payment Plan

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

FILENE'S BASEMENT, INC.                 AMERICAN EXPRESS TRAVEL RELATED
                                        SERVICES COMPANY, INC.

/s/ Peter D. Hughes
----------------------------------      --------------------------------
Peter D. Hughes                         Edwin M. Cooperman
Chief Financial Officer                 President and Chief Executive
                                        Officer
                                        TRS North America



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